Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 16 PERCENT SALES GROWTH AND 38 PERCENT ORDER GROWTH FOR FISCAL
2006 THIRD QUARTER

Cleveland, Ohio — July 27, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2006 third quarter ended June 30, 2006.

Third Quarter Fiscal 2006 Results

Net sales of $38.4 million for the third quarter of fiscal 2006 increased 16 percent compared with net sales of $33.3 million in last year’s third quarter. The effect of a stronger U.S. dollar negatively impacted sales growth by approximately one percentage point. Sequentially, sales decreased three percent from the second quarter of fiscal 2006. The Company reported net income for the third quarter of fiscal 2006 of $1.7 million, or $0.10 per share, including expenses of approximately $0.4 million after-tax, or $0.02 per share, for stock-based compensation. This compared with net income of $1.9 million, or $0.11 per share, during last year’s third quarter. The decrease in earnings was primarily the result of the Company’s increased investment in new product related activities, increased personnel related costs in the selling, general and administrative functions, and the charge for stock-based compensation. The effective tax rate for the third quarter of fiscal 2006 was 3.5 percent compared to 32.1 percent for the third quarter of fiscal 2005. The decrease was a result of the utilization of foreign tax credits and the reduction of certain tax reserves.

Orders of $43.2 million for the third quarter increased 38 percent compared to last year’s orders of $31.4 million. Geographically, orders increased 43 percent in the Americas, 20 percent in Asia, and 56 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers increased approximately 165 percent, orders from wireless communications customers decreased approximately 45 percent, orders from precision electronic component/subassembly manufacturers increased approximately 55 percent, and research and education customer orders decreased approximately five percent as compared to the prior year’s third quarter. Sequentially, orders increased six percent from the second quarter of fiscal 2006, primarily due to higher semiconductor customer orders. Order backlog increased $4.5 million during the quarter to $22.0 million as of June 30, 2006.

“We were pleased with order levels for the quarter, which were the third highest in the history of the Company. These order levels continue to be driven largely by our semiconductor customers,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer.

“We continue to see the benefits of our investments in new product development through customer acceptance of our recently introduced products,” added Keithley. “This month at Semicon West, we received the prestigious Editors’ Choice Best Product Award, that is presented annually by Semiconductor International magazine, for our Model 4200-SCS Semiconductor Characterization System with Pulse I-V Package. The 4200’s Pulse I-V capability gives researchers and engineers a more accurate view of how their device is truly performing, which leads to improved time-to-market for our customers’ products.”

Keithley added, “In May, we announced that we had been awarded Electronics Magazine Asia’s Innovation Award for our recently introduced Model 2910 RF Vector Signal Generator. The Model 2910 features an unrivaled combination of high-performance, speed, flexibility, ease of use, and compact size which lowers the cost of testing for our customers.”

Nine Month Results

For the nine months ending June 30, 2006, net sales were $113.9 million, up seven percent from $106.6 million last year. The effect of a stronger U.S. dollar negatively impacted sales growth by approximately two percentage points. Net income for the first nine months of fiscal 2006 was $5.7 million, or $0.34 per share, including expenses of approximately $1.2 million after-tax, or $0.07 per share, for stock-based compensation. This compared with $7.9 million, or $0.47 per share, last year. The decrease in earnings was primarily the result of our increased investment in new product related activities, increased personnel related costs in the selling, general and administrative functions, and the charge for stock-based compensation. The effective tax rate for the nine months ended June 30, 2006 was 22.6 percent compared to 31.3 percent for the nine months ended June 30, 2005. The decrease in the rate was the result of the utilization of foreign tax credits and the reduction of certain tax reserves during fiscal 2006.

Orders of $117.6 million for the nine months ending June 30, 2006 increased 15 percent from $102.0 million last year. Geographically, orders increased 33 percent in the Americas, decreased nine percent in Asia, and increased 31 percent in Europe. For the first nine months of fiscal 2006, semiconductor orders comprised approximately 35 percent of the total, wireless communications orders were approximately 15 percent of the total, precision electronic components and subassembly manufacturers orders were approximately 30 percent of the total, and research and education orders were approximately 15 percent of the total.

The Company generated $2.6 million in cash from operations during the third quarter and $5.1 million during the first nine months of fiscal 2006. During the third quarter, we contributed $1.5 million to our pension plan. Cash and short-term investments totaled $53.6 million at June 30, 2006, and total debt was $1.0 million. Inventory of $15.5 million increased $3.0 million from the prior year levels; however turns improved to 4.2 at June 30, 2006, versus 3.9 a year ago. Days sales outstanding were 46 at June 30, 2006, compared to 47 a year ago.

Stock Buyback Program

During the third quarter of fiscal 2006, the Company repurchased 215,000 shares for $2.7 million at an average cost of $12.61 per share. During the month of July, the Company has repurchased an additional 127,500 shares through July 26, 2006. Under the terms of the program the Company may repurchase up to 2,000,000 Common Shares through December 2006.

Operations Outlook

“Our ability to grow revenue continues to be contingent upon our customers’ spending patterns, new applications that we can serve, and upon our ability to gain market share,” stated Keithley. “We’ve remained focused on expanding our test solutions which includes our pulse and RF products for test and measurement applications for both development and production. We believe this strategy will allow us to grow faster than the overall test and measurement industry,” added Keithley.

Based upon current expectations, the Company is estimating sales for the fourth quarter of fiscal 2006, which will end September 30, 2006, to range between $38 and $42 million. We expect new product development costs to remain comparable to third quarter levels during the fourth quarter of fiscal 2006. Pretax earnings are expected to be in the single digits as a percentage of net sales. We expect the fourth quarter effective tax rate to be approximately 30 percent, provided that Congress does not reenact the research and development credits that expired at the end of the first quarter of fiscal 2006.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, July 27, 2006, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2006		2005		2006		2005
NET SALES	$38,427	100.0%	$33,251	100.0%	$113,896	100.0%	$106,557	100.0%
Cost of goods sold	15,000	39.0	13,113	39.4	44,051	38.7	41,894	39.3
Selling, general and
administrative expenses	15,848	41.3	13,534	40.7	46,557	40.9	41,698	39.2
Product development expenses	6,357	16.5	4,223	12.7	17,343	15.2	12,472	11.7

Operating income	1,222	3.2	2,381	7.2	5,945	5.2	10,493	9.8
Investment income	510	1.3	366	1.1	1,422	1.3	997	1.0
Interest expense	2	0.0	15	0.1	8	0.0	54	0.1

Income before income taxes	1,730	4.5	2,732	8.2	7,359	6.5	11,436	10.7
Income tax expense	61	0.2	878	2.6	1,666	1.5	3,576	3.3

NET INCOME	$1,669	4.3%	$1,854	5.6%	$5,693	5.0%	$7,860	7.4%

Basic income per share	$0.10		$0.11		$0.35		$0.48

Diluted income per share	$0.10		$0.11		$0.34		$0.47

Cash dividends per Common share	$.0375		$.0375		$.1125		$.1125

Cash dividends per Class B
Common Share	$.030		$.030		$.090		$.090

Weighted average number of
shares outstanding (000)- Diluted	16,616		16,577		16,648		16,588

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	June 30, 2006	September 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$8,502	$14,397
Short-term investments	45,068	40,869
Refundable income taxes	132	387
Accounts receivable and other, net of allowances	21,828	19,452
Inventory	15,493	13,151
Other current assets	5,980	5,829

Total current assets	97,003	94,085
Property, plant and equipment, net	14,813	13,798
Other assets	34,033	34,481

Total assets	$145,849	$142,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$1,004	$—
Accounts payable	8,219	7,540
Other current liabilities	12,004	14,608

Total current liabilities	21,227	22,148
Long-term debt	—	—
Other long-term liabilities	8,972	8,240
Shareholders’ equity	115,650	111,976

Total liabilities and shareholders’ equity	$145,849	$142,364